UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2025

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XBIOTECH INC.
(Exact name of Registrant as specified in its charter)

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British Columbia, Canada
(State of Incorporation)

001-37347
(Commission File Number)

N/A
(I.R.S. Employer Identification No.)

5217 Winnebago Ln, Austin, TX	78744
(Address of principal executive offices)	(Zip Code)

(512) 386-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	XBIT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

XBiotech Inc. (“XBiotech” or the “Company”) announces the June 24, 2025 appointments of Dr. Thomas Kündig and Craig Rademaker to the Company’s Board of Directors. Dr. Kündig has further been appointed to serve on the Compensation Committee, while Mr. Rademaker has been appointed to serve on the Audit Committee. The appointments are effective immediately and shall expire at the end of the current Board term, which concludes at the 2025 Annual General Meeting.

Dr. Kündig is a distinguished leader in academic medicine, currently serving as Director of the Department of Dermatology at the University Hospital Zurich and Full Professor of Dermatology and Allergology at the University of Zurich. With over three decades of experience spanning clinical care, translational research, and institutional leadership, he brings a unique blend of scientific rigor, operational excellence, and strategic vision. Dr. Kündig’s career is marked by pioneering contributions to immunodermatology, particularly in the development of intralymphatic immunotherapy (ILIT), which has significantly reduced treatment durations for allergy patients. His research group has also advanced preclinical models for cancer immunotherapy and allergen-specific monoclonal antibodies. As a department head, Dr. Kündig has overseen substantial resources and complex clinical operations, leading initiatives in patient-centered care, including the integration of self-help programs to enhance health literacy. Dr. Kündig’s governance experience includes board roles in the Swiss Society for Dermatology & Venereology and the European Dermatology Forum. As well, he is a recipient of the Swiss Technology Award and the Georg-Friedrich Götz Prize. Prof. Kündig received an M.D. from the University of Zürich. In light of Dr. Kündig’s significant academic, scientific, governance, and management roles, the Board believes he is well-qualified to serve as a director of the Company and a member of the Compensation Committee.

Mr. Rademaker is presently responsible for a leading independent Private Equity firm focused on life sciences, logistics, industrial and energy sectors among others with offices in Vancouver, Edmonton, Calgary, and Toronto, directly or indirectly employing more than 7,500 employees and with assets valued in excess of $5 billion. Mr. Rademaker has over 25 years’ experience in the financial industry, covering a multitude of areas and industries, both private and public. These include institutional and retail brokerage, principal trading, equity and debt raising, mergers and acquisitions advice and venture capital as a facilitator and principal investor. Mr. Rademaker started his career in venture capital at the age of 16, working in his father’s firm in Vancouver, British Columbia. At 23 Mr. Rademaker began working on trade desk and was quickly promoted the underwriting group, managing an international trade desk with focus on trading volatility and market making for public companies. During his underwriting years, Mr. Rademaker was responsible for multiple initial public offerings, reverse take overs and mergers related to US, Canadian and international exchanges. Mr. Rademaker later transitioned to become a capital markets leader at a Canadian private equity firm and opened a Canadian office for a European trust company group. Mr. Rademaker has a B.Sc. degree in economics from Simon Fraser University. In light of Mr. Rademaker’s extensive financial, capital markets, and public company experience, the Board believes he is well-qualified to serve as a director of the Company and as a financially sophisticated member of the Audit Committee.

John Simard, President and CEO of XBiotech, commented, “We are excited to welcome Dr. Kündig and Mr. Rademaker to our Board of Directors. I believe they bring deep experience and valuable perspectives that will serve our Company well as we move forward.”

Following these appointments, the Audit Committee will consist of Jan-Paul Waldin, Dr. Peter Libby, and Mr. Rademaker, while the Compensation Committee will consist of Mr. Waldin, Dr. Libby, and Dr. Kündig.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2025	XBIOTECH INC.

	By:	/s/John Simard
John Simard
Chief Executive Officer and President